SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 27, 2008
BARR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction	1-9860 (Commission	42-1612474 (IRS Employer
of incorporation)	File Number)	Identification No.)
225 Summit Avenue, Montvale, NJ, 07645
(Address of principal executive offices) (Zip code)
(201) 930-3300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	— Amendment of a Material Definitive Agreement
     On October 27, 2008, Barr Pharmaceuticals, Inc. announced that Barr and certain of its subsidiaries (as guarantors), Barr Laboratories, Inc., as borrower (the “Borrower”), Bank of America, N.A., as Administrative Agent, and the other lenders (Bank of America, N.A. and such lenders collectively the “Lenders”) party to the credit agreements (the “Credit Agreements”) between Barr and the Lenders dated as of (1) June 19, 2008, in the case of Barr’s $300 million unsecured five-year senior credit facility, and (2) July 21, 2006, as amended on October 24, 2006, in the case of Barr’s $2 billion unsecured five-year senior credit facility, have agreed to amend the Credit Agreements to permit them to remain in place following the completion of the planned acquisition of Barr by an affiliate of Teva Pharmaceutical Industries Ltd. (“Teva”).
     Pursuant to the amendments (each an “Amendment” and together, the “Amendments”), Teva’s acquisition of Barr shall be deemed not to constitute a “change of control” under the respective Credit Agreements. The occurrence of a “change of control” of Barr would otherwise give the Lenders the right to accelerate the repayment of all amounts of outstanding principal and interest under each Credit Agreement. Also pursuant to the Amendments, effective upon the closing of its acquisition of Barr, Teva will guarantee Barr’s obligations under the Credit Agreements.
     The foregoing summary of the Amendments does not purport to be complete and is qualified in its entirety by references to the Amendments, each of which is filed as an exhibit hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits
10.1	Joint Press Release issued by the Company and Teva, dated October 27, 2008

10.2	Second Amendment to Credit Agreement, dated as of October 27, 2008, to the Credit Agreement dated as of July 21, 2006, as amended by the First Amendment thereto, dated as of October 24, 2006, among Barr, certain of its subsidiaries, Bank of America, N.A., as Administrative Agent, Banc of America Securities LLC, as Lead Arranger and Book Manager, and certain other lenders.

10.3	First Amendment to Credit Agreement, dated as of October 27, 2008, to the Credit Agreement dated as of June 19, 2008, among the Company, certain of its subsidiaries, Bank of America, N.A., as Administrative Agent, Banc of America Securities LLC, as Lead Arranger and Book Manager, and certain other lenders.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARR PHARMACEUTICALS, INC.
Date: October 29, 2008	/s/ William T. McKee
William T. McKee
Executive Vice President and Chief Financial Officer